Exhibit 99.1

CONTACTS:

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rob Thompson
(704) 227-3633
rjthompson@fairpoint.com

FAIRPOINT’S BOARD OF DIRECTORS APPOINTS NEW DIRECTOR WITH
CLOSE TIES TO NORTHERN NEW ENGLAND

Bonnie Newman Fills Vacancy on FairPoint’s Board of Directors

CHARLOTTE, N.C. (August 27, 2007)– FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint” or the “Company”), a leading provider of communications services to rural and small urban communities across the country, announced today that its Board of Directors has appointed Jane E. (“Bonnie”) Newman to serve as a director until the 2010 annual meeting of stockholders, increasing  the board to six members. Ms. Newman has been selected by Verizon Communications Inc. (“Verizon”) as one of its designees to the FairPoint Board of Directors pursuant to the terms of the merger agreement under which FairPoint has agreed to acquire Verizon’s landline operations in Maine, Vermont and New Hampshire.  Ms. Newman was appointed to fill a vacancy on the board.

Ms. Newman has served in various capacities in academia, business and government. She recently served as Interim President of the University of New Hampshire, beginning in 2006. Prior to assuming that role, Ms. Newman served as Executive Dean of the John F. Kennedy School of Government at Harvard University, beginning in 2000. She also served at the University of New Hampshire as Interim Dean of the Whittemore School of Business and Economics from 1998-1999, Dean of Students from 1972-1978 and Assistant Dean of Students from 1969-1972.

In her business career, Ms. Newman has served as President of the Business and Industry Association of New Hampshire and later as President of the New England Council. From 1995 to 1998 Ms. Newman held several positions at Exeter Trust Company, a New Hampshire-based affiliate of Manning and Napier Advisors, Inc., an investment management firm, where she was a Director and Executive Vice President. Prior to joining Exeter, Ms. Newman was President, Founder and CEO of Coastal Broadcasting Corporation located in Hampton, New Hampshire, licensee of WZEA-FM radio.

Ms. Newman’s public sector experience includes serving in the administrations of President Ronald Reagan and President George H.W. Bush and on Capitol Hill. From 1989 until 1991 she served as Assistant to the President for Management and Administration, where she oversaw all administrative operations for the White House and Executive Office of the President during the transition and administration of President George H.W. Bush.  President Ronald Reagan nominated Ms. Newman to the position of Assistant Secretary of Commerce for Economic Development and the United States Senate confirmed her appointment in February 1984.  Earlier she served as Associate Director of the Office of Presidential Personnel at the White House and Chief of Staff for New Hampshire Congressman Judd Gregg.

Ms. Newman also possesses extensive board experience, having previously served as a director on numerous boards in the New England region. She served as a Director and Chair, Compensation and Audit Committees for Markem Corporation in Keene, New Hampshire and as Director and Chair, Audit Committee for Consumers Water Company in Portland, Maine. She also served as a Director and Member, Audit Committee at both the Public Service Company of New Hampshire and the Nellie Mae Foundation, located in Manchester, New Hampshire and Braintree, Massachusetts, respectively. She further served as a Director at Fleet Bank of New Hampshire and Indian Head Banks, both located in Nashua, New Hampshire.

“The addition of Bonnie Newman will complement the existing strengths of our board and provide a strong New England voice in our boardroom,” stated Gene Johnson, Chairman and Chief Executive Officer of FairPoint. “She has a tremendous amount of experience and her extensive knowledge of and contributions to northern New England will be invaluable.  I am extremely pleased she has joined our board.”

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 30 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings. FairPoint is traded on the New York Stock Exchange under the symbol “FRP”.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements related to potential cost savings and synergies expected to be realized in the merger. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed, and the SEC has declared effective, a registration statement in connection with the proposed merger.  FairPoint urges investors to read these documents and other materials filed and to be filed by FairPoint relating to the proposed merger because they contain and will contain important information.  Investors can obtain copies of the registration statement, as well as other filed documents containing information about FairPoint and the proposed merger, at www.sec.gov, the SEC’s website.  Investors may also obtain free copies of these documents and FairPoint’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

# # #